EXHIBIT 21

                                 SUBSIDIARIES


            Name                          Jurisdiction of
Incorporation

      The First National Bank             United States of
America
        of Leesport                         (national bank)

      HayCorp, Inc.                       Pennsylvania

      Essick & Barr, Inc.                 Pennsylvania